SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 6, 2002

                       AMPAL-AMERICAN ISRAEL CORPORATION

             (Exact name of Registrant as Specified in its Charter)

                                    New York

                 (State or other Jurisdiction of Incorporation)

        0-538                                             13-0435685
------------------------                      --------------------------------
(Commission File Number)                      (IRS Employer Identification No.)

111 Arlozorov Street, Tel Aviv, Israel                       62098
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(Address of Principal Executive Offices)                   (Zip Code)

Registrant's Telephone Number, Including Area Code    972-3-608--0100
                                                      ---------------
                                 Not Applicable

         (Former Name or Former Address, if Changed Since Last Report )
                     -------------------------------------

Item 5. Other Events.

     On February 26, 2002, Rebar Financial Corp. ("Rebar"), a holder of approximately 58% of the outstanding Class A Stock of the Registrant entered into a Stock Purchase Agreement with Y.M. Noy Investments Ltd. (the "Buyer"), pursuant to which Rebar agreed to sell to the Buyer all of Rebar's shares of Class A Common Stock of the Registrant. Pursuant to the terms of the Stock Purchase Agreement, Rebar agreed to nominate two persons designated by the Buyer to the Board of Directors of the Registrant. Rebar referred the names of the persons designated by the Buyer to a Special Committee of the Board of Directors of the Registrant (the "Special Committee").

     On March 6, 2002, the Board of Directors, acting on the recommendation of the Special Committee, increased the size of the Board of Directors of the Registrant by two persons (from nine to 11) and elected each of Leo Malamud and Jack Bigio to fill the newly-created vacancies.

     Leo Malamud, 50, has been the Senior Vice President of Merhav Mnf Ltd, an affiliate of the Buyer, since 1996. From 1986 through 1996, Mr. Malamud was Senior Vice President, Latin America for the Merhav Group of Companies, an affiliate of the Buyer. Mr. Malamud received an M.B.A. from Mcgill University in 1978 and a Bsc Industrial and Management Engineering from Technion in 1975.

     Jack Bigio, 36, has been employed in various capacities at Merhav Mnf Ltd., an affiliate of the Buyer, since 1989, most recently as the Senior Vice President of Operations and Finance. Mr. Bigio received an M.B.A. in Finance and Marketing from The Hebrew University of Jerusalem in 1989 and a B.A. in Economics and Business Administration from The Hebrew University of Jerusalem.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  AMPAL-AMERICAN ISRAEL CORPORATION
                                  (Registrant)

                                  By: /s/  Shlomo Meichor
                                      ---------------------------------------
                                  Name: Shlomo Meichor
                                  Title: Vice President- Finance and Treasurer

Date: March 7, 2002